Homeland Energy Solutions

MARCH 2019

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

2019 ANNUAL MEETING:

Plan to attend Homeland's 2019 Annual Meeting:

Date & Time:	LOCATION:
Thursday, April 4th	Waucoma Event Center
Registration and lunch at 11:30 am;	308 Riverview Drive
meeting at 12:30 pm	Waucoma, IA 52171

If you can't attend, proxy cards should be returned to the company by 5 pm, Wednesday, April 3rd, to register your votes on directors.

April 4th also commemorates Homeland's 10 year anniversary of producing our first gallon of ethanol.

FROM THE CEO DESK:

There are positive signs coming from Washington. The first draft of the rule to provide relief for E15 to be utilized year round has been released and public comment is underway. Our industry experts and supporters in Washington are reading this draft rule in great detail and as typical, there are some good parts to the rule and some bad parts. Fortunately, it is at least a step in the right direction.

Typically in our industry, we see some of the lower margins in the January and February time frame and then margins improve in the early spring. This year, we have seen exactly the same trend. With the warmer weather, we are seeing margins improve.

The plant operation has taken another step forward in trying to be the very lowest cost producer. We recently implemented new yeast propagations tanks that allow us to use 90% less yeast for every fermenter. With help of industry experts and our enzyme/yeast supply partners, we have successfully reduced the amount of enzymes we are using and the cost of those enzymes. Our total enzyme/yeast/chemical cost have been reduced by $0.03/gallon ($6M annually) in the past three months. A tremendous job done by the operations team in trialing the different enzymes, evaluating different dosage levels and successfully implementing the new yeast props. This project has been a tremendous success for Homeland.

> "The plant operation has taken another step forward in trying to be the very lowest cost producer."

Our electrical usage continues to set standard for the industry as well. We have successfully pushed the production of our electrical turbine up to 5.4MW average in recent months. The project was approved at a 3.5MW production level and we are now very close to 5.5MW. Great improvement by the Homeland Team.

We are working this year on projects to improve our natural gas usage and will move forward with the projects that provide the very best returns for Homeland.

Thank You for your continued support.

-James Broghammer, CEO

DISCLOSURE

WE ARE HOMELAND ENERGY SOLUTIONS:

When it began.........2009



10 years ago, the plant staff was finishing up on the last bit of training, while contractors were completing checkout, both in preparation for start-up of a 100 MPGY ethanol plant located just outside Lawler Iowa. This plant was unique in several ways and the expectation was to run well over its design capacity in a very short time, but nobody expected the magnitude of what was going to happen. 10 years later the plant is operating at **DOUBLE** its design capacity with yield and efficiencies up there with the best in the industry! We have produced over 1.4 billion gallons of ethanol, 275 million pounds of corn oil, and purchased and ground just under 500 million bushels of corn. None of this would be have been possible without our investors, Board of Directors, and our dedicated group of employees.

WE ARE HOMELAND ENERGY SOLUTIONS!!!

Current operations........2019



Yet to come..............

????

-Kevin Howes, COO

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q4 2018

Homeland Energy Solutions ended 2018 with net income totaling approximately $19.8 million, or $306 per membership unit. For the year, average Ethanol prices were down about 5%, distiller prices were up about 43% and corn oil prices were down about 15% in 2018 as compared to 2017. We produced about 18% more ethanol and 9% more corn oil in 2018 as compared to 2017.

During 2018, approximately $10.5 million was spent on capital improvement projects. The largest of several projects were a CO2 Scrubber and a third corn dump. The balance sheet of HES continues to be strong. In December, the Homeland Board of Directors voted unanimously for a member distribution of $70/unit, which totaled approximately $4.5 million. 2018 distributions totaled $220/unit, approximately $14.2m. This represents 72% of net income for the year paid out to members. This brings the total distribution per unit since HES inception to $2,365.

K-1 tax forms were mailed on February 21. Emails with a link to the electronic portal for members who signed up for the electronic delivery went out on February 20. If you signed up for the electronic portal, the email could have gone into your junk folder. We realize that many of our members are farmers who file taxes by the end of February, so we strive to get the K-1s out as quickly as possible. As an LLC, the income and/or loss generated by HES passes through to the members and is reported on the K-1. Please know that we, along with our tax preparers, work diligently to get the K-1s into the hands of the members as quickly as possible.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the annual report available on the HES or SEC website.

-Beth Eiler,
Chief Financial Officer

"Homeland Energy Solutions ended 2018 with net income totaling approximately $19.8 million, or $306 per membership unit."

BALANCE SHEET	12/31/2018	12/31/2017
Current Assets	$ 85,563,079	$ 80,646,235
Property & Equipment	135,195,924	140,443,170
Other Assets	4,834,649	4,208,663
Total Assets	$ 225,593,652	$ 225,298,068
Current Liabilities	$ 50,548,096	$ 49,760,838
Long-term Liabilities	17,950,754	23,936,683
Total Members' Equity	157,094,802	151,600,547
Total Liabilities and Equity	$ 225,593,652	$ 225,298,068
Book Value based on 64,585 Membership Units Outstanding	$ 2,433	$ 2,347
Book Value based on 90,445 Membership Units Outstanding	$ 1,737	$ 1,676
INCOME STATEMENT	12/31/2018	12/31/2017
Revenue	$ 307,400,097	$ 256,525,281
Cost of Goods Sold	283,549,201	236,834,163
Operating Expenses	3,658,156	3,525,736
Operating Income	20,192,740	16,165,382
Other Income (Loss)	(426,535)	666,968
Net Income	$ 19,766,205	$ 16,832,350
Net Income per unit (based on 64,560 and 64,585)	$ 306	$ 261
Distributions per unit	$ 220	$ 255



10 YEAR EMPLOYEES:

Homeland would like to congratulate the following employees for celebrating their 10 year anniversary with Homeland on February 16, 2019. The successful growth of Homeland is the direct result of contributions by valued employees. Their dedication and commitment serve as a vital component of the team efforts that drive our business.



Scott Bauer,
Maintenance Manager



Daniel Clark,
Material Manager



Marty Grady,
Production Supervisor



Al King,
Material Handler



Lindsay Kuhn,
Lab Manager



Jason Orthaus,
Maintenance Tech



Nathan Scheidel,
Production Supervisor



Tony Vick,
Training Coordinator



Tony Zeien,
CMMS Scheduler

Congratulations

STAN'S THOUGHTS

As I sit at my desk preparing this article, I can think of several things I would like to share. I apologize if I ramble with my different thoughts.

First of all, I am certain you have seen or heard about all the severe flooding to our west and some to our east. Our trains of ethanol and DDG are not moving as quickly as they should. We have loaded trains of each sitting at the plant ready to be picked up for several days. The railroads are dealing with what many are calling a national disaster.

The snow is disappearing, the conditions of bin sites and gravel roads are improving. Producers are beginning to think about hauling some corn. We are offering some marketing alternatives to help them move some corn and allow them to stay in the market in case the price appreciates. This will help them spread out their workload with all the spring field work needed done. It will also help with our trucks lines rather than waiting until planting is completed and all trying to get dumped early June. Our hope is that more take advantage of this opportunity now.

Switching to corn prices, it seems like we all have been waiting for news about China forever. Will a deal be made, how much will it help corn prices, who knows? I feel the approval of E15 year around and having the EPA stop granting hardship waivers to blenders not following the law is far more important to the improvement of corn prices long term than any deal China and President Trump might make. Ethanol demand is a much larger piece of overall US corn usage than exports and China's piece of those exports has been very small. We need to protect and grow ethanol demand. That's the answer for better corn prices my opinion.

In closing, "Remember it all starts with the corn at Homeland." I would like to again thank all those that support Homeland with their corn business.

-Stan "The man from Homeland" Wubbena,
Commodity & Risk Manager

"We are offering some marketing alternatives to help them move some corn and allow them to stay in the market in case the price appreciates."

3 DIRECTOR SEATS TO BE FILLED:

At Homeland's Energy Solution's annual meeting April 4th, members will vote to elect directors to three seats on the company's board. Nominees are:

Nick Bowdish, Incumbent Director: Mr. Bowdish presently serves as a director and serves on the risk management committee. Mr. Bowdish was first elected to the Board at the Company's 2016 annual meeting. Mr. Bowdish has been the president of N Bowdish Company, LLC since 2013 where he advises agri-business companies on matters related to increasing profitability and project development. Through N Bowdish Company, LLC, Mr. Bowdish serves as the President and CEO of Siouxland Ethanol in Jackson, Nebraska and as the President and CEO of Elite Octane, LLC in Atlantic, Iowa. From 2012 until 2015, Mr. Bowdish was the General Manager of Platinum Grain, LLC, a three million bushel grain elevator in Anthon, Iowa. From 2008 until 2013, Mr. Bowdish was the General Manager of Platinum Ethanol, LLC, located in Arthur Iowa. From 2007 until 2008, Mr. Bowdish worked in project development for Fagen, Inc. Mr. Bowdish currently serves on the board of directors of RPMG, LLC, a private company. Mr. Bowdish has also previously served on the board of directors of Western Wisconsin Energy, LLC, Platinum Ethanol, LLC, Ethanol Europe Renewables Limited, Heron Lake BioEnergy and Badger State Ethanol, LLC. Mr. Bowdish was selected as a nominee based on his business and agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Bowdish has consented to serving on the Board if he is elected.



Patrick Boyle, Vice-Chairman, Incumbent Director : Mr. Boyle has served as a director since our inception and previously served as President and CEO. Mr. Boyle also previously served as our Vice-President of Project Development until the ethanol plant was built. Mr. Boyle serves as the Company's Vice-Chairman and serves as chairman of the audit and executive committees. In addition to his service to the Company, Mr. Boyle has served as the Business Development Manager for Hawkeye REC, a local utility company from 2000 to the present. Hawkeye REC is now MiEnergy Cooperative after a merger in January 2017. In the past he has been a consultant with the U.S. Foreign Aid Department in Russia organizing, structuring and forming agricultural cooperatives and free enterprise entities after the breakup of the collective farm system. Mr. Boyle serves on many local and state boards, including as a board member of the Renewable Fuels Association representing the Company. Mr. Boyle will serve as Vice-Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal. Mr. Boyle was selected as a nominee based on his business and agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Boyle has consented to serving on the Board if he is elected.



Chad Kuhlers, Incumbent Director: Mr. Kuhlers has served as a director of the Company since our inception. Mr. Kuhlers serves on the risk management committee. In addition, Mr. Kuhlers served as our Chief Operating Officer under the Management Services Agreement with Golden Grain Energy, LLC from December 2008 until our 2011 fiscal year when the Company assumed these responsibilities. Mr. Kuhlers has also been the Chief Operating Officer for Golden Grain Energy, LLC since 2004. Prior to his employment with Golden Grain Energy, Mr. Kuhlers was the Operations Manager for the Koch Hydrocarbon's Medford, Oklahoma Fractionator from 1994 until 2004. Mr. Kuhlers has also been employed as a Project Engineer for Koch Refining Company in Corpus Christi, Texas. Mr. Kuhlers sits on the board of directors of CEK Investments, Inc., a private company and Guardian Energy, LLC, a private company. Mr. Kuhlers was selected as a nominee based on his business experience as well as his prior involvement with the ethanol industry and the Company. Mr. Kuhlers has consented to serving on the Board if he is elected.



2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us



ETHANOL: DRIVING AMERICA'S FUTURE

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